Exhibit 99.1

Contact:
UPS Media Relations: pr@ups.com
UPS Investor Relations: investor@ups.com

UPS Appoints Brian Dykes as Chief Financial Officer
Long-time Company Leader to Head UPS Finance Function

ATLANTA, July 9, 2024 – UPS (NYSE: UPS) today announced the appointment of Brian Dykes as its new Executive Vice President and Chief Financial Officer. Effective immediately, he will be responsible for UPS’s financial strategies and will lead the global finance organization, including planning, treasury, tax, financial reporting, financial operations, and investor relations.

Dykes, 46, has spent more than 25 years with UPS, most recently serving as Senior Vice President, Global Finance and Planning, since April 2023. Prior to that role, Dykes held positions of increasing responsibility within the Company’s finance and accounting, corporate treasury, mergers and acquisitions, business intelligence, and business development functions, both in the U.S. and internationally.

“I am delighted to appoint Brian as our next CFO,” said UPS Chief Executive Officer Carol B. Tomé. “Brian’s experience makes him uniquely qualified. The Board and I are confident that Brian’s financial and business acumen, honed in a variety of strategic leadership roles at UPS during his career, make him the best person to lead our global finance function as we execute on our Better and Bolder strategy to drive shareowner value.”
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About UPS
UPS (NYSE: UPS) is one of the world’s largest companies, with 2023 revenue of $91.0 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s approximately 500,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. UPS also takes an unwavering stance in support of diversity, equity and inclusion. More information can be found at ups.com, about.ups.com and investors.ups.com.